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EXHIBIT 99.1

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Contact:
Lawrence D. Damron
Senior Vice President & Chief Financial Officer
(847) 229-2222

Aksys Reports Fourth Quarter and Fiscal 2002 Results

        Company's Momentum Builds in Commercial Launch of Personal Hemodialysis System

        Lincolnshire, IL—February 12, 2002—Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the fourth quarter and year ended December 31, 2002.

Fourth Quarter and Fiscal 2002 Highlights

  •
  Revenues for the fourth fiscal quarter and full-year 2002 were $130,000 and $299,000, respectively.

  •
  Aksys signed eight total clinic partnership agreements in 2002, representing commitments in excess of 120 units to be used in future home programs. This included three new clinic relationships signed in the fourth quarter, representing over 42 new commitments for future home use.

  •
  The company shipped a total of 16 PHD® Systems in 2002, which included 12 in the fourth quarter.

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  Broader acceptance continued to grow as Aksys was highlighted in both the Los Angeles Times and a release by the Northwest Kidney Centers citing the revolutionary nature of the PHD System.

Financial Results

        For the fourth fiscal quarter of 2002, Aksys reported revenues of $130,000 compared to no revenue for the fourth quarter of 2001. The Company reported a net loss for the fourth quarter of 2002 of $4.7 million, or $0.18 per share, compared with a net loss of $3.2 million, or $0.17 per share, for the fourth quarter of 2001. For the year ended December 31, 2002, Aksys reported revenues of $299,000, compared to no revenue for the year ended December 31, 2001. The Company reported a net loss for the full year of $15.7 million, or $0.65 per share, compared with a net loss of $17.2 million, or $0.94 per share, for the prior year.

        Operating expenses for the fourth quarter were $3.8 million, an increase of $471,000 over the fourth quarter of 2001. The increase was the result of personnel additions to the sales and marketing teams and related commercialization efforts. For the year ended December 31, 2002, operating expenses were $14.0 million, a decline of $3.8 million compared to the prior year's expenses of $17.8 million. The decline in operating expenses was primarily due to reduced research and development costs as the Company shifted its focus from product development to sales and marketing activities. Cost of sales were $1.1 million and $2.3 million in the three- and twelve-month periods ended December 31, 2002.

        "We have been highly pleased with our progress in shifting from a research based company to a sales and marketing company focused on providing such a revolutionary and important product as the PHD System," said Larry Damron, Senior Vice President and Chief Financial Officer of Aksys, Ltd. "We ended the year with a total cash position of $11.5 million and believe that our future financing options will give us a significant amount of flexibility as the year progresses. Further, we were able to accomplish Phase 1 of our cost reduction programs this last quarter and expect them to make a meaningful impact on our cost by the second half of fiscal 2003."

Outlook

        "We accomplished a number of key milestones in 2002 that demonstrate initial success and ongoing adoption of the Company's flagship product, the PHD System. We are on track, and early indications bode well for a strong 2003," commented Bill Dow, President and CEO of Aksys, Ltd. "Aksys is gaining momentum. We continue to see a great deal of interest from dialysis providers. Our controlled launch is generating commitments that align with our goals for the year."

Conference Call

        The Company plans to discuss these results and further details of its fourth quarter and fiscal 2002 during a conference call on Wednesday, February 12, 2003, at 5:00 p.m. Eastern. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 8:00 p.m. Eastern, Wednesday, February 12, through 6:00 p.m. Eastern, February 27 by dialing 703-925-2533 code 6402287 or by logging onto the Internet at www.aksys.com or www.streetevents.com.

About the Company

        Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure. The Company's lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: www.aksys.com.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) market, regulatory reimbursement and competitive conditions; (iv) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, (v) our ability to obtain sufficient capital on acceptable terms to run our business; (vi) risks inherent in relying on a third party to manufacture the PHD System; and (vii) changes in QSR requirements.

        The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

—financial table to follow—

AKSYS, LTD. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2002	2001	2002	2001
Revenue:
Product	$117,000	$—	$277,000	$—
Service and supplies	13,000	—	22,000	—

Total revenue	130,000	—	299,000	—

Cost of sales:
Product	731,000	—	1,686,000	—
Service and supplies	349,000	—	577,000	—

Total cost of sales	1,080,000	—	2,263,000	—

Operating expenses:
Research and development	1,279,000	1,759,000	5,793,000	10,883,000
Sales and marketing	727,000	119,000	2,543,000	1,754,000
General and administrative	1,794,000	1,451,000	5,699,000	5,121,000

Total operating expenses	3,800,000	3,329,000	14,035,000	17,758,000

Operating loss	(4,750,000)	(3,329,000)	(15,999,000)	(17,758,000)
Interest income	66,000	96,000	295,000	516,000

Net loss	$(4,684,000)	$(3,233,000)	$(15,704,000)	$(17,242,000)

Net loss per share, basic and diluted	$(0.18)	$(0.17)	$(0.65)	$(0.94)

Weighted average shares outstanding	25,499,000	19,348,000	24,301,000	18,418,000

SELECTED BALANCE SHEET DATA

	December 31, 2002	December 31, 2001
Cash and short-term investments	$11,510,000	$11,250,000
Working capital	11,872,000	10,548,000
Long-term investments	600,000	780,000
Total assets	16,510,000	14,455,000
Total liabilities	2,862,000	1,851,000
Stockholders' equity	13,648,000	12,604,000

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  EXHIBIT 99.1